PayPal Holdings, Inc. 2211 North First Street San Jose, California 95131 Company Tax ID: 47-2989869

Performance Based Restricted Stock Unit Award Grant Notice (“Grant Notice”)
and Performance Based Restricted Stock Unit Award Agreement

%%FIRST_NAME%-% %%LAST_NAME%-%	Grant Number: %%GRANT_NUMBER%-%
%%COUNTRY%-%	Target Number: %%TOTAL_SHARES_GRANTED%-%
Type: AIP SHARES

Effective as of %%OPTION_DATE,’Month DD, YYYY’%-% (the “Grant Date”), PayPal Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2015 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual named above (“Participant”) an award of Performance Based Restricted Stock Units (“PBRSUs”) with respect to %%TOTAL_SHARES_GRANTED%-% shares of Stock, at the Target level of performance specified in Appendix A hereto (the “Target Shares”). This Performance Based Restricted Stock Unit Award (the “Award”) is subject to all of the terms and conditions set forth in this Grant Notice, the Performance Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A and the additional provisions for Participant’s country, if any, attached hereto as Exhibit B (the “Agreement”) and the Plan, all of which are incorporated herein by reference. The number of shares of Stock (“Shares”) Participant will actually receive pursuant to the Award, if any, may increase or decrease from the Target Shares based on the Company’s actual performance, as set forth in Appendix A hereto. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan.

Subject to Participant’s continuous employment with the Company or a Subsidiary through the Vesting Date (defined below) and further subject to Section 17 of the Agreement, Participant will vest in a number of PBRSUs on %%VEST_DATE_PERIOD1,’Month DD, YYYY’%-% (the “Vesting Date”), if any, determined based on the extent to which the performance goals set forth in Appendix A of this Grant Notice (the “Performance Goals”) are achieved during the performance period beginning and ending on the dates set forth in Appendix A of this Grant Notice (the “Performance Period”). Any portion of the Shares subject to the Award that do not vest based on the terms and conditions of this Grant Notice and the Agreement (including without limitation the performance-based vesting conditions set forth in Appendix A of this Grant Notice) shall be forfeited by Participant and cancelled by the Company. Attainment of the Performance Goals shall be determined and certified by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in writing prior to the settlement of the Award.

All vesting is subject to Participant’s continued service with the Company or a Subsidiary through the Vesting Date.
By Participant’s signature and the Company’s signature below, or by Participant’s acceptance of the Grant Notice, including Exhibits A and B, through the Company’s designated online acceptance procedure, Participant agrees to be bound by the terms and conditions of the Plan and this Grant Notice which includes Exhibit A (the Agreement) and Exhibit B (the additional provisions for Participant’s country, if any). Participant has reviewed and fully understands all provisions of the Plan and this Grant Notice in their entirety, including Exhibits A and B, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice or accepting the Grant Notice, including Exhibits A and B, through the Company’s designated online acceptance procedure. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan and this Grant Notice, including Exhibits A and B.

If Participant has not executed this Grant Notice or affirmatively accepted or rejected the Grant Notice, including Exhibits A and B, through the Company’s designated online acceptance procedure prior to the first scheduled vesting date of the Award as set forth in this Grant Notice, Participant will be deemed to have accepted the Award and the terms and conditions applicable to the Award. If Participant rejects the Award, the Award will be cancelled and no benefits from the Award nor any compensation or benefits in lieu of the Award will be provided to Participant.

%%OPTION_DATE,’MM/DD/YYYY’%-%
PayPal Holdings, Inc.	Date
%%FIRST_NAME%-% %%LAST_NAME%-%	Date

APPENDIX A
TO PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
____ AIP SHARE AWARD
Performance-Based Vesting Conditions

EXHIBIT A
TO PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
PAYPAL HOLDINGS, INC. PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Performance Based Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Based Restricted Stock Unit Award Agreement (the “Award Agreement”) is attached, PayPal Holdings, Inc., a Delaware corporation (the “Company”) has granted to Participant an award of Performance Based Restricted Stock Units (“PBRSUs”) with respect to the number of Shares under the Company’s Amended and Restated 2015 Equity Incentive Award Plan, as it may be amended and/or restated from time to time (the “Plan”), as set forth in the Grant Notice. The PBRSUs shall be subject to the terms of the PayPal Annual Incentive Plan for fiscal year ____ (the “AIP”), the PayPal Employee Incentive Plan (the “EIP”), the Agreement (including Appendix A of the Agreement and Exhibits A and B) and the Plan.
GENERAL
Definitions. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Grant Notice, as applicable.
Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan, the AIP and the EIP, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
AGREEMENT
1.Grant of the PBRSUs. As set forth in the Grant Notice, as of the Grant Date (as defined in the Grant Notice), the Company hereby grants to Participant the number of PBRSUs based on the shares of Stock set forth in the Grant Notice, subject to all the terms and conditions in the Agreement, the Plan, the AIP and the EIP. The number of PBRSUs specified in the Notice reflects the target number of shares of Stock (the “Target Shares”) that may be earned by Participant. The number of Shares Participant will actually receive pursuant to the Award, if any, may increase or decrease from the Target Shares based on the Company’s actual performance. No Shares shall be issued to Participant until the time set forth in Section 2. Prior to actual issuance of any Shares, such PBRSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Issuance of Stock. As soon as administratively practicable after the vesting date as set forth in the Grant Notice (the “Vesting Date”) (and in no event later than March 15 following the calendar year of the Vesting Date), the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to PBRSUs that become vested on such Vesting Date, subject to Section 3 hereof; provided that Participant has not experienced a Termination of Service on or prior to such Vesting Date. Any portion of the Shares subject to the Award that do not vest based on the achievement of the Performance Goals and terms and conditions of the Grant Notice and this Agreement (including without limitation Appendix A) shall be forfeited by Participant and cancelled by the Company. Unless otherwise determined by the Committee and permitted by the Plan, no fractional Shares shall be issued under this Agreement. The vesting of the PBRSUs shall cease immediately upon a Termination of Service, as further described in Section 8(j) below, and the unvested PBRSUs awarded by this Agreement shall be forfeited upon such Termination of Service.
3.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant as a result of participation in the Plan (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the PBRSUs, the issuance of Shares upon settlement of the PBRSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PBRSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy the Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer (or their respective agents), at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy their obligations (if any) with regard to the Tax-Related Items by one or a combination of the following:
(i)    withholding a net number of otherwise issuable vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and/or the Employer pursuant to the terms and conditions of the Plan or other applicable withholding rates; and/or

(ii)    arranging for the Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Tax-Related Items (a “Sell to Cover”), on Participant’s behalf and at Participant’s direction pursuant to this authorization; and/or

(iii)    withholding from Participant’s wages or other cash compensation payable to Participant by the Company and/or the Employer; and/or

(iv)    requiring Participant to make a payment in cash (or cash equivalent) to the Company or the Employer;

provided, however, that if Participant is an executive officer, within the meaning of Section 16 of the Exchange Act, then the obligations with regard to the Tax-Related Items shall be satisfied by withholding a net number of otherwise issuable vested Shares upon the relevant taxable or tax withholding event, as applicable, as described in clause (i) above, unless the use of such withholding method would result in adverse consequences under applicable tax or securities law or accounting principles, in which case the obligations with regard to the Tax-Related Items shall be satisfied by the method described in clause (ii) above.
Unless otherwise determined by the Committee and permitted by the Plan, no fractional Shares will be sold to cover or withheld to cover Tax-Related Items. The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described in (i) above, for tax purposes Participant will be deemed to have been issued the full number of Shares subject to the vested PBRSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or refuse to deliver the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
4.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

5.Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares (or make any book entries representing Shares) prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. or non-U.S. federal, state or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non-U.S. governmental regulatory body), which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the date the PBRSUs vest as the Company may from time to time establish for reasons of administrative convenience.
6.Plan Governs. This Agreement is subject to all terms and provisions of the Plan, the AIP and the EIP. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
7.Award Not Transferable. This Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
8.Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and the Plan and this Agreement may be modified, amended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PBRSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PBRSUs, or benefits in lieu of PBRSUs, even if PBRSUs have been granted in the past;
(c)all decisions with respect to future grants of PBRSUs, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the grant of the PBRSUs and Participant’s participation in the Plan shall not create a right to employment or service or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary to terminate Participant’s employment or service relationship (if any);
(f)the PBRSUs and any Shares subject to the PBRSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the PBRSUs and any Shares subject to the PBRSUs, and the income from and value of the same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(h)the future value of the Shares subject to the PBRSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PBRSUs resulting from Participant ceasing to provide services to the Company, the Employer or any Subsidiary (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where

Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any);
(j)in the event of Participant’s Termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any), unless otherwise determined by the Company, Participant’s right to vest in the PBRSUs, if any, will terminate effective as of the date that Participant is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PBRSUs; and
(k)neither the Company, the Employer nor any Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the PBRSUs or any amounts due to Participant pursuant to the vesting of the PBRSUs or the subsequent sale of any Shares acquired under the Plan.
9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of Shares. Participant understands and agrees that Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that, depending on Participant’s or Participant’s broker’s country of residence or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares or rights linked to the value of Shares (e.g., phantom awards, futures) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before possessing inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties include fellow employees.
Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for complying with any applicable restrictions and should speak with a personal legal advisor on this matter.
11.Foreign Asset/Account Reporting; Exchange Controls. Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to Participant’s country through a designated broker or bank and/or within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to be compliant with such regulations and Participant understands and agrees that Participant should consult his or her personal legal advisor for any details.
12.Data Privacy Information and Consent. This section references the PayPal Privacy Statement that describes the Company’s privacy and data protection practices for the personal data of Company employees:

For Participants based in the European Union ("EU"), European Economic Area ("EEA") or the United Kingdom ("UK") the PayPal EU Employee Privacy Statement (“EU Privacy Statement”) is available on The Bridge at:
https://bridgepub.paypalcorp.com/smt/sites/default/files/Employee_privacy_statement_2018_eu.pdf

For all other Participants outside the EU, EEA and the UK, the PayPal Employee Privacy Statement (non EU) (“Non-EU Privacy Statement”) is available on The Bridge at:
https://bridgepub.paypalcorp.com/smt/sites/default/files/Employee_privacy_statement_2018_non_eu.pdf

Together the EU Privacy Statement and the Non-EU Privacy Statement are referred to collectively as, the “Privacy Statements.”
To participate in the Plan, Participant will need to review the information provided below about the collection, processing and transfer of Participant’s Personal Data (as defined below) and consent to the collection, processing and transfer of Participant’s Personal Data as described below. The Controller of Participant’s Personal Data for purposes of the Plan is the Company, located at 2211 North First Street, San Jose, CA 95131, U.S.A.
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Participant, such as: Participant’s name, home address and telephone number, email address, date of birth, social insurance number, tax ID number, passport or other identification number in a government issued document, salary, nationality, job title, any shares or directorships held in the Company, and details of all entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Personal Data by the Company and the Employer is set forth in the applicable Privacy Statement.
(b)Stock Plan Administration Service Providers. The Company transfers Personal Data to E*Trade Financial Corporate Services , Inc. and E*Trade Securities LLC (collectively, “E*Trade”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Personal Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan. The Company’s legal basis, where required, for the transfer of Personal Data to E*Trade or such different or additional service providers as the Company may select is Participant’s consent.
(c)International Data Transfers. The Company and its service providers are based in the United States. The Privacy Statements describe the transfer and sharing of Participant’s Personal Data among the Company and its Subsidiaries, Affiliates and personnel worldwide.
The Company may receive, process, transfer and share Participant’s Personal Data with its Subsidiaries and Affiliates on the basis of data transfer agreements or other appropriate safeguards permissible under applicable law and as further set out in the Privacy Statements. The Company may transfer Personal Data in the EU to a country outside the EU because the Company has established Binding Corporate Rules (“BCRs”). For Personal Data outside the EU, the Company has entered into an Intra Group Data Processing Agreement among the various Affiliates of the Company group. Both BCRs and the Privacy Statements are available on The Bridge.
(d)Data Retention. The Company and its Subsidiaries and Affiliates will keep Participant’s Personal Data for the purpose of the Agreement only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When Participant’s Personal Data is no longer needed for any of the foregoing purposes under the Plan, the Company and its Subsidiaries and Affiliates will cease to use the Personal Data and remove it from their systems as reasonably practicable with respect to the Plan. This provision addresses only the retention and removal of Personal Data collected and used for purposes of the Plan. If Personal Data has been collected and used for other purposes, it may be retained for such purposes, as set forth in the applicable Privacy Statement.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. As set forth above, the transfer of Personal Data to E*Trade or such different or additional service providers as the Company may select is based on Participant’s consent. Participation in the Plan is voluntary and Participant is providing the consent herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s salary from or employment with the

Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to administer or maintain Participant’s participation in the Plan.
(f)Data Subject Rights. Subject to the conditions set out in applicable law, Participant may, without limitation, have the rights of access, rectification, erasure, restriction and objection with respect to the Company as set out in the applicable Privacy Statement under “what are my rights” (available on The Bridge at the links provided in the introduction to this Section 12 above).

By participating in the Plan and indicating consent via the Company’s acceptance procedure, Participant is declaring that Participant agrees with the transfer of Personal Data to E*Trade and other service providers as described herein and consents to such transfer of Personal Data by the Company for the purposes of the Plan.

13.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the PBRSUs or any future PBRSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
14.Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
15.Governing Law and Choice of Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice (including this Agreement and the additional provisions for Participants outside the U.S. attached to the Grant Notice as Exhibit B), regardless of the law that might be applied under such state’s conflict of laws principles.
For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
16.Conformity to U.S. Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act, as well as any applicable stock exchange rules or listing standards. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
17.Award Subject to Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
18.Amendment, Modification and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified or terminated at any time or from time to time by the Committee or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of Participant.
19.Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the post by certified mail, or its non-U.S.

equivalent, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.
20.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
21.Compliance in Form and Operation. This Agreement and the PBRSUs are intended to be exempt from or comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention, to the extent Participant is or becomes subject to U.S. federal income taxation. Notwithstanding any other provisions of this Agreement or the Grant Notice, the Company reserves the right, in its sole and absolute discretion, to the extent the Company deems necessary or advisable, if Participant is or becomes subject to U.S. federal income taxation, and without any obligation to do so or to indemnify Participant for any failure to do so, to unilaterally amend the Plan and/or this Agreement to ensure that all PBRSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representation that the PBRSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the PBRSUs.
22.Country-Specific Provisions. The Award shall be subject to any additional or different provisions set forth in Exhibit B of the Grant Notice for Participant’s country, if any. If Participant relocates to one of the countries included in Exhibit B of the Grant Notice prior to the Vesting Date or while holding Shares issued upon vesting of the PBRSUs, the additional provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is advisable or necessary for legal or administrative reasons. Exhibit B of the Grant Notice constitutes part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the PBRSUs and on any Shares issued upon vesting of the PBRSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Entire Agreement. The Plan, the AIP, the EIP and the Grant Notice (including Exhibit B) are incorporated herein by reference. The Plan, the AIP, the EIP and the Grant Notice (including this Award Agreement and Exhibit B) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
25.Severability. If any provision of the Plan, the AIP, the EIP, or the Grant Notice (including this Award Agreement and Exhibit B) is determined to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
26.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

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